Exhibit 99.1

healthcare solutions for a new generation SM

3420 fairlane farms road, suite c   ♦   wellington, florida  33414   ♦   561.798.9800 (office)   ♦   561.296.3456 (fax)

The Quantum Group Announces Transition to Continental Stock Transfer

WELLINGTON, Fla. (April 1, 2009) - The Quantum Group, Inc. (NYSE Amex: QGP) (www.QuantumMD.com) announced that it has transitioned to Continental Stock Transfer and Trust Company to act as Transfer Agent of record for the Company.

Noel J. Guillama, Quantum President & CEO, commented, “Continental Stock Transfer has been in business for more than 40 years and has a well regarded reputation as a comprehensive and customer-centric company that can facilitate the unique needs of its clients.”  Guillama continued, “We pride ourselves on the quality of communications with our shareholders and have great confidence that Continental will bring added value to these relationships through their professionalism and efficiency.  We welcome all interested parties to visit our website www.QuantumMD.com and sign up to receive our e-news that is shared with our shareholders and friends.”

The Continental client base ranges from non-trading companies to those listed on the NASDAQ and AMEX exchanges. Continental services approximately 500 issuer clients and over 230,000 Shareholders.

Susan Gallagher, Executive Vice President and Chief Administrative Officer leads the team responsible for management of shareholder relations and stock issuance and noted, “As Quantum continues to grow, our needs and expectations for shareholder relations have evolved as well.  Implementation of 21st Century technology to transform the healthcare industry through our PWeR system is a primary focal point of our continued corporate development.  We recognized very quickly that the technology-driven efficiencies of Continental would create a cost and time savings for our Company that would transcend the impact of transitioning this function.  We are excited to be working with this high caliber company and even more so for the level of quality service we believe it will bring for our shareholders.”

Continental Stock Transfer is located at 17 Battery Place, 8th Fl, New York, NY 10004 and the phone number is (212) 509-4000.

About The Quantum Group, Inc.

The Quantum Group is an innovation-driven Healthcare Services Organization (HSO) that provides business process solutions, service chain management, strategic consulting and leading-edge technology to the healthcare industry.

Quantum has developed and deployed PWeR™, a cutting-edge healthcare technology platform, with numerous patent-pending components, that has been designed to bridge the gaps of communication and exchange of patient information throughout the healthcare industry.  PWeR can integrate all of the functions a physician/provider, hospital, clinic and related professionals utilize in one patient-centric, Web based platform and falls well within the economic incentives offered by the new $19 billion Stimulus Package for healthcare information technology.  We believe we are positioned to be a catalyst for change as we take aim at the $700 billion inefficiency gap in the United States healthcare industry.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company's Securities and Exchange Commission 10-KSB, 10-QSB, S-8, SB-2, S-1 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," “could,” and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements.  Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to continue revenue growth trend in fiscal year 2009, to control patient medical cost relative to income received, to attract and retain executive, management and operational personnel, to continue growing its patient base, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well as physician clients.  We have further risk in the deployment of our technology platform, the utilization by our clients, technical and software setbacks, cost of development, as well as the capital to deploy it. We are subject further to interruptions of service. Company does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

RedChip Companies

Dave Gentry: 407.644.4256, Ext. 104

info@redchip.com

or

PR Financial Marketing

Jim Blackman: 713.256.0369

jim@prfmonline.com

or

The Quantum Group, Inc.

Danielle Amodio:  561.798.9800

DAmodio@QuantumMD.com